Exhibit 99.1
Q4 2009 Conference Call Script
January 27, 2010 1:00 p.m.
Dan Greenfield:
Thank you. Good afternoon and welcome to the Allegheny Technologies earnings conference call for the fourth quarter and full-year 2009. This conference call is being broadcast on our website at www.alleghenytechnologies.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman, President, and Chief Executive Officer and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI”.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

Pat Hassey:
Thanks, Dan. And, thank you to everyone listening on today’s call. 2009 is now behind us and I have a few things I would like to share with you that demonstrate that ATI is a different company. This business cycle’s trough in 2009 revealed the benefits of the transformation process we began in 2004.
1.	ATI was profitable in 2009 in spite of the most challenging recession in nearly 75 years.
•	This was accomplished with capacity utilization across our facilities of 50 to 55%.

•	We continued to improve our cost structure with nearly $173 million of gross cost reductions.
2.	ATI ended the year with a strong balance sheet and nearly $709 million of cash on hand.
•	We continued to make important strategic self-funded investments.

•	And, our U.S. defined pension plan is essentially fully funded.
3.	Our safety performance continued to be world class.

4.	We brought on new assets which provide new capabilities and further improve our cost structure.
•	Our new titanium and superalloy forging facility in Bakers, North Carolina was completed on time and under budget. We are beginning to realize the significantly improved technical capabilities and improved cost structure from this facility.

•	Our new premium-titanium sponge facility in Rowley, Utah started up at the end of 2009. I visited the facility last week and reviewed its initial production. As the processes are optimized and standardized, we plan to ramp production in a systematic way that consistently provides the best possible quality and cost competitive product from this new facility.

•	At our ATI Wah Chang operations, we are doubling the capacity of our reactor-grade zirconium sponge, preparing for increased demand from the global nuclear energy market. We believe ATI is now the world’s largest producer of the critical reactor-grade zirconium sponge for the nuclear energy market.

•	We nearly tripled the capacity of our STAL Precision Rolled Strip® joint venture operation in China. STAL is now much better positioned to benefit from China’s electronics and telecommunications manufacturing market for cell phones and smart phones as well as China’s rapidly growing automotive parts manufacturing market. Again, we believe we are the largest producer of these thin strip products in China. We believe our new facility gives us a significant competitive advantage in this growing market.

5.	We continued to grow and improve our position with key customers, and expanded our market, product, and global diversification.
•	We signed several important long-term agreements in 2009 in the aerospace, oil and gas, electrical energy, and medical markets.

•	The trend continues in 2010. We are seeing interest for our zirconium products for the nuclear energy market and expect to be able to make other announcements soon.

•	Our industry-leading technology portfolio continued to expand, and we continue important R&D investments in 2009. Our new products are gaining traction in the marketplace. We are particularly pleased with the acceptance of:
ο	(1) ATI 425® alloy, our innovative new titanium alloy, (2) ATI® 718 Plus® alloy, our ground-breaking nickel-based superalloy, and (3) our ATI 500-MIL™ alloy, which is the first new armor product released to the market in over 40 years. These products are aimed at improving manufacturability to help customers get to near-net shape quicker and at reduced costs.

ο	Our new duplex stainless alloys use lower amounts of nickel and/or moly. These products are designed to be more cost effective and typically provide higher strength and better corrosion resistance than conventional stainless alloys.

•	We added advanced powder metals to our wide array of high-end products by creating ATI Powder Metals after our October 2009 acquisition of powder metals assets. Improved fuel efficiency standards and green initiatives are driving jet engine operating temperatures to higher levels. With the addition of ATI Powder Metals, we have expanded our product breadth for the next-generation jet engines.

•	Direct international sales reached over 31% of sales in 2009. We strengthened our position in Europe, Asia, Canada, South America, and the Middle East. Today, ATI is more globally-focused than at any time in our history. We expect this trend to continue as a result of our customer-focused sales and marketing efforts, which we expect to be further aided by the historically weak dollar. We remain optimistic about the secular growth trends of the global aerospace and infrastructure markets. Of note, ATI’s export/import balance was nearly $250 million positive. This outcome supports another benefit of our American-based manufacturing strategy. As we have said, we believe a U.S. manufacturer can compete in the global economy. To be globally competitive, ATI must have the most advanced specialty metals technology and unsurpassed manufacturing capabilities.

Our strategic emphasis on high-value products continues. 2009 sales of our high-value products were nearly 78% of sales.
•	Of note, ATI shipments of titanium and titanium alloys, which includes Uniti joint venture products produced by ATI, were approximately 34 million pounds in 2009, down 28% compared to 2008. Fourth quarter shipments were 6.8 million pounds. Orders and inquiry levels have improved during the fourth quarter from the aerospace, defense, and industrial markets. So, we expect increased titanium product shipments in 2010, compared to 2009.

73% of 2009 sales were to our core, global markets. We remain confident in the intermediate and long-term secular growth potential of these markets:
•	Aerospace and defense accounted for 31% of sales,

•	Electrical energy was 19% of sales,

•	The chemical process industry and oil and gas markets accounted for 19% of sales, and

•	The medical market accounted for 4% of total sales.
Defense was a growth market for ATI in 2009. Not many metals companies can report that they had a growth market last year. This accomplishment further reveals our ability to “move our periscope” to key markets, particularly to markets where ATI has traditionally been underrepresented. The defense market for armored vehicles and naval structures provides ATI with new growth opportunities. These are outside of the traditional military aircraft applications and utilize our titanium alloys, specialty alloys, and engineered products.
We entered 2009 with a goal to come out of the recession an even stronger and better company. We believe this goal was accomplished and our direction and vision remain intact.

The fourth quarter 2009 was by far our best quarter of the year as we began to see modest recovery in many of our markets. ATI earned $0.36 per share in the fourth quarter on 108 million shares outstanding.
Comparing fourth quarter 2009 to third quarter 2009 performance, ATI sales improved by nearly 17%:
•	In our High Performance Metals segment:
ο	Shipments of our titanium-based alloys declined 5%. However, we believe the titanium supply chain bottomed in the fourth quarter. It has now begun to recover as demand going forward is expected to be more in line with projected aircraft build rates, particularly for jet engines, and for aftermarket demand. Demand for nickel-based superalloys and specialty alloys is up 21% primarily as the jet engine supply chain adjusted to production schedules.

ο	Shipments of our exotic alloys increased by 34% due to growing demand from the nuclear energy market and shipments for chemical process industry projects.

•	In our Flat-Rolled Products segment:
ο	Fourth quarter 2009 shipments of our high-value flat-rolled products increased 9% compared to the third quarter 2009. Some highlights:
■	Shipments of our Precision Rolled Strip® products improved by over 13%. Demand continued to improve from nearly all end-use markets for this product, and we are beginning to see benefits from our STAL expansion in China.

■	Shipments of our grain-oriented electrical steel products to the global electrical energy market increased 4%.

■	Shipments of our flat-rolled nickel-alloys and specialty stainless alloys increased 13% largely due to increased project activity in the oil and gas market.

■	Fourth quarter shipments of our flat-rolled titanium products, including Uniti conversion, improved by over 7%. This 7% is in contrast to our 5% decline in high performance metals shipments.
ο	Fourth quarter 2009 shipments of our standard stainless sheet and plate products were essentially flat compared to the third quarter 2009. However, the average price for these products increased 22% due to higher raw materials surcharges and improved base prices.

•	Our Engineered Products segment swung to a fourth quarter operating profit from a loss in each of the first three quarters of 2009 as we saw a general improvement in many markets, particularly in the oil and gas market as demand increased for our tungsten and forged products.
In the 4th quarter, ATI earned segment operating profit of over $118 million. This was accomplished under circumstances that, while improved from the third quarter 2009, had two significant challenges:
•	ATI was profitable with overall utilization rates of about 55-60% across our operations during the fourth quarter.

•	Operating profit was reduced by $15 million due to start-up costs associated with a new facility, idle facility costs, and workforce reductions costs.

•	On the upside, operating profit improved as a result of a LIFO benefit that was $23 million higher than our forecast made at the end of October.

Finally, a quick update on our remaining strategic capital projects:
•	The melt shop consolidation at our Brackenridge, Pennsylvania specialty melt shop is progressing on schedule. We reduce a footprint, and we expect considerable cost savings and production efficiencies from this project when it is completed later this year. We expect to benefit from the $20 to $30 million of annualized cost reductions associated with this project beginning in the second half 2010.

•	Engineering, permitting, and site preparation is nearly completed on our Brackenridge, Pennsylvania advanced hot-rolling and processing facility. We are now in the final vendor selection process.

•	We expect 2010 capital investments to be approximately $375 million, down from $454 million in 2009.

•	For the 6-year period 2004 through 2009, ATI invested over $1.8 billion in capital expenditures and asset acquisitions to build the most technically advanced manufacturing base in our industry. During the same period, ATI generated over $2.2 billion of operating cash. Our self-funded capital expenditure plan has been working. As a result, ATI is better positioned for the next phase of growth.

Now, my closing comments before we take questions.
First, some numbers:
•	We expect 2010 retirement benefit expense, which includes both pension and OPEB expense, to be $90 million, or $22.5 million per quarter. This represents a decrease of approximately $32 million compared to 2009. And, we expect most of this 2010 retirement benefit expense to be non-cash.

•	We plan to continue to aggressively improve our cost structure through a targeted program of at least $100 million of new gross cost reductions.

•	At this time, we do not expect any LIFO benefit or expense for the first quarter 2010.
In 2010, we expect to see gradual and steady improvement in most of our markets during the year:
•	Boeing and Airbus have announced that they plan to hold their respective production rates in 2010. This morning Boeing also announced that they expect to begin to deliver the first few 787 and 747-8 models in late 2010 they expect to deliver more of these planes in 2011. At some point in 2010, the jet engine supply chain is going to begin to order our metals to build the jet engines for these planes.

•	In the oil and gas market:
ο	World rig count began to increase during the fourth quarter.

ο	Offshore projects continue to be engineered and ATI is well-positioned to win several major orders.

ο	Opportunities are growing for ATI from unconventional gas projects, such as LNG and shale gas.
•	In the electrical energy market:
ο	We expect shipments of our grain-oriented electrical steels to be about flat with 2009.

ο	We are beginning to see improved demand from the global nuclear energy market.

ο	We are also beginning to see signs of improvement for other forms of clean energy, such as wind, solar, and geothermal.

ο	We expect to benefit from investments in pollution control systems for coal-fired plants in Asia, while U.S. legislative uncertainty has practically frozen domestic fossil fuel projects.

We think 2009 results demonstrate that we have taken the right actions to make ATI a better company. As a result, we expect to recover and grow faster than our core global markets because we have improved our market position with:
•	New customers and expanded LTAs,

•	Innovative new products,

•	New and technically advanced manufacturing capabilities and lower costs,

•	And, a global focus on key growth markets
We are seeing stabilization and the early signs of cyclical recovery in our core markets. On top of that, intermediate and long-term secular trends are occurring in these markets that require more of our advanced alloys than ever before. Lastly, we continue to expand our international and new market segment penetration.
Recovering volume and the resulting revenue are the necessary keys to significantly improved financial results for ATI. We are optimistic that 2010 is a year of gradual and steady improvement – quarter-on-quarter.
Operator, may we have the first question, please.
Q&A Portion of the Conference Call
Dan Greenfield:
Thank you, Pat. Thanks to all of the listeners for joining us today. That concludes our conference call.

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